Exhibit 10.17

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”) dated as of the 1st day of July 1, 2009, by and among WORLD MONITOR TRUST III – Series J (hereafter, the “Client”), a separate series of World Monitor Trust III, a Delaware statutory trust (the “Trust”), KENMAR PREFERRED INVESTMENTS CORP., a Delaware corporation (the “Managing Owner”), and CRABEL CAPITAL MANAGEMENT, LLC a Wisconsin limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of commodities, forward contracts, future contracts and foreign currencies (collectively referred to as “Commodities”); and

WHEREAS, the Managing Owner is the managing owner of the Trust; and

WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of Series J; and

WHEREAS, the Advisor’s present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Advisor is either (a) registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement, or (b) is exempt from registration as a commodity trading advisor under the CE Act and will maintain such exempt status for the term of this Agreement; and

WHEREAS, the Trust is making a private offering pursuant to Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) of beneficial interests (the “Offering”) in the Trust (the “Interests”) evidenced by different series of Interests (each, a “Series”) and in connection therewith, the Trust has prepared a Confidential Private Placement Memorandum and Disclosure Document (the “Memorandum”) for the offering of Series J Interests; and

WHEREAS, Client and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services on behalf of the Client during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Appointment of Advisor. The Client hereby appoints the Advisor, and the Advisor hereby accepts such appointment, as its limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement the portion of the Client’s Net Asset Value (as defined in the Memorandum) allocated to the Advisor which initially shall not be less than $30 million trading level (which includes notional funding) (the “Allocated Assets”) on the terms and conditions and for the purposes set forth herein. Client authorizes Advisor to place orders, in Advisor’s complete discretion, with one or more brokers for the execution of transactions with respect to the Allocated Assets in the same manner and with the same effect as if Client placed the order. If Client, its affiliates or agents places an order that is not authorized in advance and in writing by the Advisor, this Agreement shall be terminated effective on the last business day before the order was placed. All fees will become due and be computed as of the termination date. Liquidation of the account shall proceed as specified in Section 14(f). Client agrees to establish the trading Account in which such transactions will be cleared, at Newedge USA, LLC.

2. Allocated Assets.

(a) Change in Allocated Assets. Client agrees to notify Advisor in writing of any intent to change the amount of Allocated Assets by noon U.S. Eastern Time one business day before the change is to take effect. This notification will disclose the increase or decrease of the Allocated Assets and the resulting amount of Allocated Assets. To effect an increase in the Allocated Assets, Client must obtain prior approval of the Advisor, which may withhold such approval in its sole discretion. Any profit or loss generated with respect to the Allocated Assets shall not be automatically added or deducted to or from the Allocated Assets.

(b) Decrease in Allocated Assets. A decrease in Allocated Assets will result in the immediate realization of any incentive fees due on the amount decreased or a pro-rata reduction any carry-forward losses if the account is not at new highs.

(c) Minimum Allocated Assets. Client agrees that the Allocated Assets with respect to the Allocated Assets shall be rounded to even million dollar increments and shall not fall below the $30 million USD minimum.

3. Advisor’s Duties.

(a) Trading Approach and Trading Policies and Procedures. Advisor will manage the Allocated Assets pursuant to the investment program described in Appendix A (the “Trading Approach”) and will comply with the trading policies and restriction set forth in Appendix B (the “Trading Policies and Limitations”), as the same may be modified from time to time by not less than 30 days’ prior written notice to the Advisor. Advisor will use its reasonable best efforts to generate profits for Client pursuant to this Agreement, but makes no guarantee that its trading activities will be profitable or that Client will not incur losses. In the event that the Client shall, in its sole discretion, determine in good faith following consultation appropriate under the circumstances with the Advisor that any trading instruction issued by the Advisor violates the Trading Policies and Limitations, then the Client, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefore.

(b) Gains From Trading Approach. The Advisor will endeavor that at least 90% of the annual gross income and gain, if any, generated by its Trading Approach for Allocated Assets will be “qualifying income” within the meaning of Section 7704(d) of the Code (it being understood that such income will largely result from buying and selling Commodities and that the Trading Approach is not intended primarily to generate interest income). The Advisor also agrees that it will attempt to trade in such a manner as to allow non-U.S. Limited Owners (as defined below) to qualify for the safe harbors found in Section 864(b)(2) of the Code and as interpreted in the regulations promulgated or proposed thereunder.

(c) Modification of Trading Approach. In the event the Advisor requests to use, or the Client requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Client (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Client and the Advisor consent thereto in writing.

(d) Notification of Material Changes. The Advisor also agrees to give the Client prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Client) over the objection of the Client, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Client) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor’s Trading Approach, and the deletion (but not the addition) of Commodities (other than the addition of Commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the CFTC as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market) to or from the Advisor’s Trading Approach, and variations in the leverage principles and policies utilized by the Advisor, shall not be deemed a material change in the Advisor’s Trading Approach, and prior approval of the Client shall not be required therefore.

Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with the Client upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Client, provided that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

(e) Request for Information. The Advisor agrees to provide the Client with any reasonable information concerning the Advisor that the Client may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Client, including, but not limited to, information regarding any change in control, key personnel, Trading Approach; the Advisor also shall notify the Client of any such matters the Advisor, in its reasonable judgment, believes may be material to the Client relating to the Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide the Client with updated monthly information related to the Advisor’s performance results within a reasonable period of time after the end of the month to which it relates.

(f) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor’s instructions. If the Advisor determines that a material error was made in connection with a trade or that a trade was made other than in accordance with the Advisor’s instructions, the Advisor shall promptly notify the Client of this fact and shall utilize its commercially reasonable efforts to cause the error or discrepancy to be corrected.

(g) Delivery of Disclosure Document. The Advisor shall not be required to provide a Disclosure Document since it is exempted from doing so based on CFTC Rule 4.7.

(h) The Memorandum. The Advisor agrees to make reasonable disclosures regarding itself, its officers and principals, trading performance and Trading Approach, as may be required, in the reasonable judgment of counsel to the Managing Owner, to be made in the Memorandum. Except as required by applicable law or regulations, no description of, or other information relating to, the Advisor may be distributed by the Managing Owner or the Client without the prior written consent of the Advisor; provided that distribution of performance information relating to the Client’s account shall not require consent of the Advisor. Notwithstanding the foregoing, the Advisor agrees that the Trust and Client shall have the right to include in the Memorandum the information relating to the Advisor set forth in Appendix C to the extent that such information is included without any alteration whatsoever by the Trust or Client.

4. Representations, Warranties and Acknowledgments.

(a) Of the Client

(i) Client and not Advisor is responsible for making all margin and other payments, and paying all brokerage commissions and other fees, costs and expenses charged by any broker relating to the Allocated Assets. Any losses from transactions effected hereunder are the sole responsibility of Client and not the Advisor. Advisor shall not be liable to Client for any loss, liability or expense resulting from any error of any broker.

(ii) All transactions shall be subject to the rules and orders of the exchange where executed, and to the CE Act, as amended, and the rules and regulations thereunder.

(iii) Client is able, financially and otherwise, to assume the risks of commodity trading and to bear the loss of the entire Allocated Assets, including the Allocated Assets. Client acknowledges that, because of the leverage available in commodity trading (and the additional leverage resulting from trading at a Allocated Assets greater than the actual amount of Allocated Assets), Client could sustain losses in excess of the amount of the Allocated Assets. Client is able to bear such losses.

(iv) Advisor may manage other accounts and Advisor and its principals may trade Commodities for their own accounts. The advice that Advisor gives to other clients, as well as the actions which Advisor takes in respect to its own accounts, may differ from advice given or the timing or nature of action taken for Client.

(b) Client consents to being treated as an exempt account under Commodity Futures Trading Commission (“CFTC”) Rule 4.7, and acknowledges that it has not received a commodity trading advisor disclosure document from Advisor that has been filed with or reviewed by the CFTC or the National Futures Association.

(c) In connection with the account being exempt under Rule 4.7, Client represents and warrants that it is a Qualified Eligible Person (“QEP”) as defined in CFTC Rule 4.7 because it meets one or more of the QEP criteria in Appendix D.

(v) Client represents that the Allocated Assets shall not be deemed to constitute the assets of a “Benefit Plan Investor” as described in Appendix E.

(vi) Client, its affiliates, agents or administrators shall not disclose to any person any information arising out of or relating to the transactions effected by the Advisor, regardless of whether the source of such information was the Advisor or a third party. Notwithstanding the foregoing, the Client may disclose such information or any portion thereof (i) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator, or tribunal, or (ii) to any government or regulatory or self-regulatory body having authority to regulate or oversee their business; provided, however, that they will give the Advisor prior written notice of the information to be disclosed to the extent that such notice is permissible and the Client will cooperate with the Advisor to seek to obtain confidential treatment of such information by the persons to whom it is disclosed. The Client, its affiliates, agents or administrators acknowledge and agree that the Advisor’s trading systems and the methodology utilized by such systems are unique, proprietary to the Advisor, and have been developed at a significant cost to the Advisor through extensive research and development efforts. The Client, its affiliates, agents and administrators hereby agree that they shall not, directly or indirectly, take any steps or make any attempt to reverse engineer or analyze the Advisor’s trading systems or the methodology utilized by such systems.

(vii) Any report or information provided by the Advisor will be considered to be confidential and may not be shared with anyone including affiliates without prior written consent, other than: (a) as required by law, regulation or legal process (b) to investor shareholders, agents or representatives (including attorneys or accountants thereof), who are bound by a duty of confidentiality in relation to such information.

(viii) Client has procedures in place which comply with all relevant anti-money laundering and privacy principles applicable to it.

(ix) Client is duly organized, in good standing and validly existing under the laws of its jurisdiction of organization.

(x) Client has the right, power and authority to execute and deliver this Agreement and undertake the obligations contemplated hereby. The execution, delivery and performance by the Client of this Agreement and all obligations contemplated hereby have been duly and properly authorized by all requisite action in accordance with Applicable Law and with the Client’s organizational documents. This Agreement has been duly executed and delivered by the Client, and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms.

(xi) The execution, delivery and performance of this Agreement and the incurrence of the obligations set forth in this Agreement will not violate, conflict with or constitute a breach of, or default under, any instrument by which the Client is bound or any law, statute, order, rule or regulation applicable to the Client of any court or any governmental body, administrative agency, regulatory or self-regulatory organization having jurisdiction over the Client that would have a material adverse effect on the Client’s ability to perform its duties under this Agreement or conduct its business as presently conducted.

(xii) The Client is in compliance and will continue to comply in all material respects with all applicable law.

(xiii) The Client shall not include any information in the Memorandum relating to the Advisor or any of its affiliates or principals except as expressly permitted herein.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any of the foregoing representations or warranties become untrue or inaccurate in any material respect, the Client shall promptly notify Advisor in writing of that fact.

(d) Of the Advisor. The Advisor hereby represents and warrants to the Client and the Managing Owner that:

(i) it has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

(ii) it will not by entering into this Agreement and by acting as a commodity trading advisor to Client, (i) be required to take any action contrary to its incorporating or other formation documents or, to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract or to the best of its knowledge, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(iii) either (i) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement, or (ii) it is exempt from registration as a commodity trading advisor under the CE Act and it will maintain its exempt status during the term of this Agreement;

(iv) the amount of Allocated Assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to manage funds in an amount which will exceed the Advisor’s Capacity; and

(v) neither the Advisor, nor its stockholders, directors, officers, employees, agents, principals, affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Limited Owners; nor (ii) shall solicit any person it or they know is a Limited Owner for the purpose of soliciting commodity business from such Limited Owner, unless such Limited Owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced to or referred to the Advisor by an unaffiliated agent other than in violation of clause (i).

(vi) all references in the Appendix C as of the date of this Agreement to (i) the Advisor and its affiliates and the controlling persons, shareholders, directors, officers and employees of any of the foregoing, (ii) the Advisor’s Trading Approach and (iii) the actual past performance the Crabel Fund, Ltd. Class H accounts directed by the Advisor or any principal thereof, including the notes to the tables reflecting such actual past performance (hereinafter referred to as the Advisor’s “Past Performance History”) are complete and accurate in all material respects, and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading. The Advisor also represents and warrants as to the accuracy and completeness in all material respects of the underlying data made available by the Advisor to Client and the Managing Owner for purposes of preparing the pro forma performance tables, it being understood that no representation or warranty is being made with respect to the calculations used to execute the pro forma performance tables or notes thereto.

(vii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor and is a valid and binding agreement enforceable in accordance with its terms. The performance of the Advisor’s obligations under this Agreement and the consummation of the transactions set forth in this Agreement and in the Memorandum as of the date of this Agreement are not contrary to the provisions of the Advisor’s formation documents, or to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction, and will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order to which the Advisor is a party or by which the Advisor is bound.

(viii) The Advisor has all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Agreement and to act as described in the Appendix C as of the date hereof including, without limitation, registration as a commodity trading advisor under the CE Act and membership as a commodity trading advisor with the NFA and it will maintain and renew any required licenses, registrations, approvals or memberships during the term of the Advisory Agreement.

(ix) On the date hereof the Advisor is, and at all times during the term of this Agreement will be, a limited liablity company duly formed and validly existing and in good standing under the laws of its jurisdiction of organization and in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified would materially adversely affect the Advisor’s ability to perform its obligations hereunder or under the Advisory Agreement. The Advisor has full capacity and authority to conduct its business and to perform its obligations under this Agreement, and to act as described in the Appendix C.

(x) Subject to adequate written assurances of confidentiality, and as requested by the Managing Owner, the Advisor has supplied to or made available for review by the Managing Owner (and if requested by the Managing Owner to its designated auditor) all documents, statements, agreements and workpapers requested by them relating to all accounts referred to in Appendix C which are in the Advisor’s possession or to which it has access, provided, however, that the Advisor may, in its sole discretion, withhold from any such inspection the identity of the clients for whom any such accounts are maintained.

(xi) As of the date hereof, there has been no material adverse change in the Advisor’s Past Performance History as set forth in Appendix C which has not been communicated in writing to and received by the Managing Owner or its counsel.

(xii) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Advisor or its principals is a party, or to which any of the assets of the Advisor is subject which reasonably might be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Advisor or which reasonably might be expected to materially adversely affect any of the material assets of the Advisor or which reasonably might be expected to (A) impair materially the Advisor’s ability to discharge its obligations to Client; furthermore, the Advisor has not received any notice of an investigation by (i) the NFA regarding non-compliance with its rules or the CE Act, (ii) the CFTC regarding non-compliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding non-compliance with the rules of such exchange which investigation reasonably might be expected to materially impair the Advisor’s ability to discharge its obligations under this Agreement.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect with respect to the Advisor, the Advisor promptly will notify Client in writing thereof.

5. Covenants.

If, at any time during the term of this Agreement, the Advisor discovers any fact, omission, event or that a change of circumstances has occurred, which would make the Advisor’s representations and warranties in Section 4 of this Agreement inaccurate or incomplete in any material respect, or which might reasonably be expected to render Appendix C, with respect to (i) the Advisor or its principals, (ii) the Advisor’s Trading Approach, or (iii) the Advisor’s Past Performance History, untrue or misleading in any material respect, the Advisor will provide prompt written notification to Client and the Managing Owner of any such fact, omission, event or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification or the failure to continue to be in compliance with the foregoing representations and warranties during the term of this Agreement as soon as possible following such notification shall be cause for Client to terminate this Agreement with the Advisor on prior written notice to the Advisor. The Advisor also agrees that, during the term of this Agreement, it will provide the Client and the Managing Owner with updated month-end information relating to the Advisor’s Past Performance History, as disclosed in the performance tables relating to the performance of the Advisor in the Appendix C beyond the periods disclosed therein. The Advisor shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

6. Liability.

(a) Neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to the Client, its officers, directors, Members, shareholders or employees, or any person who controls the Client, any of their respective successors or assignees under this Agreement, the Trust, or the Managing Owner for any losses which arise out of the Advisor’s performance of this Agreement except in the case of willful misconduct or gross negligence; it being understood that the Advisor makes no guarantee of profit nor offers any protection against loss.

(b) Except as provided in Section 7(b), the Advisor agrees that for any obligations due and owing to it by the Client, the Advisor will look solely and exclusively to the Allocated Assets to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Trust or the Client.

7. Indemnification.

(a) By the Advisor. In any action in which the Client, or the Managing Owner, or their respective controlling persons, shareholders, partners, members, managers, directors, officers and/or employees of any of the foregoing are parties, the Advisor agrees to indemnify and hold harmless the foregoing persons against any loss, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) (“Losses”) to which such persons may become subject, insofar as such Losses arise out of or result from a material breach of this Agreement by the Advisor.

(b) The Trust, the Managing Owner, and the Client (collectively, the “Indemnifying Parties”) will indemnify, hold harmless, and defend Advisor and its directors, officers, owners, employees and agents from and against any Loss incurred by Advisor in connection with the Allocated Assets or this Agreement, except to the extent that any of the foregoing arose directly from Advisor’s gross negligence, fraud or intentional misconduct. The Advisor and the Indemnifying Parties agree that the limitations set forth in Section 6(b) shall not apply to the foregoing provision;,provided, however, that the aggregate liability of the Indemnifying Parties under this Section 7(b) shall not exceed $30 million.

(c) Default Judgments and Confessions of Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment, or to settlements entered into by an indemnified party claiming indemnification without the prior written consent of the indemnifying party.

(d) Procedure. Promptly after receipt by an indemnified party under this Section 7 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof, but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 7 except to the extent, if any, that such failure or delay prejudiced the indemnifying party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it timely notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in the defense therein, and to the extent that it may wish, to assume such defense thereof, with counsel specifically approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, in which event, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 7. Notwithstanding any other provisions of this Section 7, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

(e) Expenses. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending civil, administrative or criminal action, suit or proceeding shall be paid by the indemnifying party in advance of final disposition or settlement of such action, suit or proceeding, if and to the extent that (i) the legal action, suit or proceeding, if sustained, would entitle the indemnified party to indemnification pursuant to the terms of this Section 7 and (ii) the person on whose behalf such expenses are paid shall agree in writing to reimburse the indemnifying party in the event indemnification is not permitted under this Section 7 upon final disposition or settlement.

8. Limits on Claims.

(a) Limited Assets Available. The Advisor agrees that for any obligations due and owing to it by the Client, the Advisor will look solely and exclusively to the Allocated Assets to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Client, whether Client has (i) sought a decree or order by a court having jurisdiction (A) for relief in respect of the Client in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Client a bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Client under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Client or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, (ii) sought a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) filed a petition for bankruptcy (collectively, “Bankruptcy or Insolvency Action”) or otherwise. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

(b) No Limited Owner Liability. This Agreement has been made and executed by and on behalf of the Client for the benefit of Series J and the obligations of Series J set forth herein are not binding upon any of the owners of any Series (“Limited Owners”) individually, but are binding only upon the assets and property identified above and no resort shall be had to the assets of the Client or any other Series issued by the Trust or the Limited Owners’ personal property for the satisfaction of any obligation or claim hereunder.

9. Advisor’s Compensation.

(a) Client will pay Advisor a monthly management fee as of the end of each month, which is non-refundable, equal to 1% per annum of the sum of: (i) the beginning of month Allocated Assets, plus (ii) the net of all realized profits and losses on Account positions liquidated during the month, plus (iii) the change in net unrealized profits and losses on Account open positions between the beginning and end of the month, plus (iv) interest earned on Account during the month; minus: (v) all brokerage and transaction expenses paid during the month. The management fee will be pro-rated in the event the Account begins trading on a date other than the first business day of the month or if the Allocated Assets is changed intra-month.

Client will pay Advisor a quarterly incentive fee equal to 25% of the “New High Net Trading Profits “ (if any) of the Account as of the end of each calendar quarter. New High Net Trading Profits are calculated and accrued monthly and billed quarterly as of the last trading day of the calendar quarter and are the sum of: (i) the net of all realized profits and losses on Account positions liquidated during the quarter, plus (ii) the change in net unrealized profits and losses on Account positions open between the beginning and end of the end of the quarter, plus (iii) interest earned on Account during the quarter; minus: (iv) the management fee accrued or paid for the quarter, (v) all brokerage commissions and transaction expenses paid for the quarter, and (vi) any cumulative net losses, if any, (which shall not include incentive fee expenses or payments) carried forward from all previous periods since the last quarter for which an incentive fee was payable. The quarterly incentive fee shall not be rebated by virtue of subsequent losses.

The full cumulative net loss shall not be carried over where a reduction in Allocated Assets has occurred. Instead, a portion of the loss (calculated by multiplying the cumulative net loss at the time of the reduction by the ratio of the decrease in Allocated Assets divided by the former Allocated Assets) shall be deducted from the cumulative net loss. For purposes of clarity, any reduction of the carry-forward loss shall not be recovered if there are subsequent increases in Allocated Assets. Where there is a reduction in Allocated Assets and there are cumulative New High Net Trading Profits , the incentive fees on the reduction (calculated by multiplying the cumulative New High Net Trading Profits by the ratio of the decrease in Allocated Assets divided by the former Allocated Assets) shall become payable within twenty business days of the reduction.

If the Account does not have New High Net Trading Profits in a given quarter, no incentive fee shall be paid unless and until the Account experiences New High Net Trading Profits in a subsequent quarter or Allocated Assets reduction. The amount of the Incentive Fee payable, if any, shall be determined independently with respect to each quarter, and the amount of any such fee paid shall not be affected by subsequent losses experienced in Client’s Account (i.e. the quarterly fee shall not be rebated by virtue of subsequent losses.)

If this Agreement is terminated before the period-ends described above, the termination date shall be deemed the end of the period for purposes of calculating any and all fees.

An example of the Advisor’s compensation calculation is provided in Appendix F.

(b) Timing of Payment. Management Fees and Incentive Fees shall be paid within twenty (20) business days following the end of the period for which they are payable. The first incentive fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits will be due and owing as of the end of the first calendar quarter during which the Trading Advisor managed the Allocated Assets. If an Incentive Fee shall have been paid by the Client to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(c) Fee Data. The Client will provide the Advisor with the data used by the Client to compute the foregoing fees within fifteen (15) business days of the end of the relevant period. The Advisor shall be free to contest the calculations if in its reasonable judgment they are inaccurate.

(d) Third Party Payments. Neither the Advisor, nor any of its officers, directors, employees or stockholders, shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Client carries an account for transactions executed in the Client’s account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor’s Trading Approach on behalf of the Client, which payment shall not violate the preceding sentence.

10. Commodity Broker. All Commodities traded for the account of the Client shall be made through such commodity broker or brokers or counterparty or counterparties as the Client directs or otherwise in accordance with such order execution procedures as are agreed upon between the Advisor and the Client.

At the present time it is contemplated that the Advisor will clear all Commodities trades for the Client through Newedge USA LLC. The Advisor may, however, with the consent of Series J, such consent not to be unreasonably withheld, execute transactions at such other firm(s), and upon such terms and conditions, as the Advisor and the Client agree if such firm(s) agree to “give up” all such transactions to Newedge USA LLC for clearance. To the extent that the Client determines to utilize a broker or counterparty other than the parties listed in Appendix G, the Client will consult with the Advisor prior to directing it to utilize such broker or counterparty, and will not retain the services of such firm(s) over the reasonable objection of the Advisor.

11. Error Policy. When an error is discovered, the Advisor will take action to correct the error to the extent possible and as soon as possible. If the Broker or executing broker makes an error, the Advisor will request the Broker or executing broker to make the Client whole. Trading errors not resolved by the Broker or executing broker, including errors by the Advisor, either to the benefit or detriment to the Client, are borne by the Client.

12. Electronic Order Entry Risks. The Advisor or Broker may place trades via electronic order platforms for the Client. In such instances, trading through an electronic trading or order routing system may expose the Client to risks associated with system or component failure. Examples of risk include, but are not limited to, the possibility that a trade may not be placed, a trade may be placed at a later time than originally desired, or a trade may not be able to be cancelled. In the event a failure occurs, it will be considered a trading error, and will be treated in the same manner as described in Section 1(f).

13. Advisor Independence. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Client, the Managing Owner and each other commodity trading advisor that may in the future provide commodity trading advisory services to the Client and the Managing Owner and its affiliates, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Client, the Managing Owner or any other commodity trading advisor in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Client, the Managing Owner, any other commodity trading advisor, or in any way be responsible for the acts or omissions of the Client, the Managing Owner, any other commodity trading advisor as long as it is acting independently of such persons.

14. Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to paragraphs (b), (c) or (d) of this Section 14, shall continue in effect until the close of business on the last day of the month ending twelve (12) full months following the date hereof. Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 14, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional twelve-month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding term. Subject to Section 14(d)(iv) hereof, the automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any allocation of the Allocated Assets away from the Advisor pursuant to this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Client is dissolved. In addition, this Agreement shall terminate automatically in the event that the Allocated Assets decline as of the end of any business day by at least 40% from the Allocated Assets (i) as of the date hereof, or (ii) as of the first day of any calendar year, as adjusted in each instance on an ongoing basis by (A) any decline(s) in the Allocated Assets caused by distributions, redemptions, reallocations, and withdrawals, and (B) additions to the Allocated Assets caused by additional allocations.

(c) Optional Termination Right of the Client. This Agreement may be terminated at any time at the election of the Client in its sole discretion upon at least thirty (30) days’ prior written notice to the Advisor. The Client will use its best efforts to cause any termination to occur as of a month-end. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Advisor in the event that: (i) the Client determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of the Client; (ii) either (A) the Advisor’s registration as a commodity trading advisor under the CE Act or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed, or (B) the Advisor is no longer exempt from registration status as a commodity trading advisor under the CE Act; (iii) the Client determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of the Client’s Trading Policies and Limitations, or (B) the Advisor’s Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Advisor; (v) the Advisor dissolves, merges or consolidates with another entity, or sells a substantial portion of its assets, or a change in any material respect in any portion of the Advisor’s Trading Approach utilized by the Advisor for the Client, without the consent of the Client; (vi) Toby Crabel is not in control of the Advisor’s trading activities for Series J; (vii) the death, incapacity or disability of Toby Crabel, (ix) the Advisor becomes bankrupt (admitted or decreed) or insolvent, or (x) for any other reason, the Client determines in good faith that such termination is essential for the protection of the Client, including without limitation a good faith determination by the Client that the Advisor has breached a material obligation to the Client under this Agreement relating to the trading of the Allocated Assets.

(d) Optional Termination Right of Advisor. The Advisor shall have the right to immediately terminate this Agreement at any time upon notice in the event: (i) of the receipt by the Advisor of an opinion of independent counsel reasonably satisfactory to the Advisor and the Client that by reason of the Advisor’s activities with respect to the Client it is required to register as an investment adviser under the Investment Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) that the Client (A) imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Allocated Assets, or (B) overrides trading instructions of the Advisor or does not consent to a material change to the Trading Approach requested by the Advisor; (iv) if the amount of the Allocated Assets decreases to less than $30 million; (v) the Client elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor’s management of the Allocated Assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Client; (vii) there is a material breach of this Agreement by the Client and after giving written notice to the Client which identifies such breach and such material breach has not been cured within 10 days following receipt of such notice by the Client; (viii) the Advisor provides the Client with written notice, at least ninety (30) days prior to the end of the then current term, of the Advisor’s desire and intention to terminate this Agreement as of the end of the then current term; or (ix) other good cause is shown and the written consent of the Client is obtained (which shall not be withheld or delayed unreasonably).

(e) Termination Fees. In the event that this Agreement is terminated, the Advisor shall be entitled to, and the Client shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f) Termination and Open Positions. If terminated for any reason by either party, the Advisor will proceed to liquidate all positions on the following business day or days if there are intervening holidays. The next business day shall be deemed to start with the beginning of the Asian trading day, unless notified in writing by the Client that no liquidation of positions is required.

(g) The Advisor shall be solely responsible for converting any foreign currency balances.

(h) Notwithstanding the foregoing, Sections 4, 5, 6, 7, 8, 15, 24 and 30 of this Agreement shall survive the termination of this Agreement.

15. Liquidation of Positions. The Advisor agrees to liquidate open positions in the amount that the Client informs the Advisor, in writing via facsimile or other equivalent means, that the Client considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 14, respectively, or (ii) fund its pro rata share of any redemption, distribution or Client expense. Client shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. Client shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days’ prior notice. In the event that losses incurred as a result of such liquidation by the Advisor exceed the amount of the Allocated Assets at the time of such liquidation, Client agrees to cover such excess losses from its assets, but in no event from the assets of the other Series issued by the Trust. The Advisor shall have no liability for such losses in any event.

16. Other Accounts of the Advisor.

(a) Management of Other Accounts and Trading Proprietary Capital. Subject to paragraph (c) of this Section 16, the Advisor shall be free to (i) manage and trade accounts for other investors (including other public and private commodity pools), and (ii) trade for its own account, and for the accounts of its partners, shareholders, directors, officers and employees, as applicable, using the same or other information and Trading Approach utilized in the performance of services for Client, so long as in the Advisor’s reasonable judgment the aggregate amount of capital being managed or traded by the Adviser pursuant to the Trading Approach being used by Client does not (A) materially impair the Advisor’s ability to carry out its obligations and duties to Client pursuant to this Agreement, or (B) create a reasonable likelihood of the Advisor having to modify materially its agreed upon Trading Approach being used for Client in a manner which might reasonably be expected to have a material adverse effect on Client. The aggregate amount of capital referred to in the preceding sentence hereinafter shall be called “Advisor’s Capacity,” and currently is estimated by the Advisor to be $5 billion or in the future such greater amount or amounts as the Advisor may, in its judgment, believes it can trade. The Advisor shall not be required to accept capital from Client.

(b) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of Client pursuant to the Trading Approach being used by Client, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over Client. The preceding sentence shall not be interpreted to preclude (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts. Notwithstanding the foregoing, the Advisor also shall not be deemed to be favoring another commodity interest account over Client’s account if the Advisor, in accordance with specific instructions of the owner of such account, shall trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which would normally be applied or if the Advisor, in accordance with the Advisor’s money management principles, shall not trade certain commodity interest contracts for an account based on the amount of equity in such account.

The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide Client with an explanation of the differences, if any, in performance between Client and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

(c) Inspection of Records. Upon the reasonable request of, and upon reasonable notice from, Client or the Managing Owner, the Advisor shall permit Client or the Managing Owner to review at the Advisor’s offices, in each case at its own expense, during normal business hours such trading records as it reasonably may request for the purpose of confirming that Client J has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts in the Two Plus Program managed by the Advisor, which the parties acknowledge to mean that Client or the Managing Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, Client or the Managing Owner (as applicable) shall keep all such information obtained by them from the Advisor confidential unless disclosure thereof legally is required or has been made public. Such right will terminate one year after the termination of this Agreement and does not permit access to computer programs, records, or other information used in determining trading decisions.

17. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate Client’s Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify Client if Client’s positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to Client and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including Client, as nearly as possible in proportion to the assets available for trading of the respective accounts (including “notional” equity) to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of Client’s account can be implemented for the benefit of Client notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

18. Brokerage Confirmations and Reports. Client will instruct its brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by Client’s brokers or counterparties. The Advisor shall, at Client’s request, make a good faith effort to provide Client with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by Client’s commodity broker regarding Client, and in the Advisor’s possession or control, as Client deems appropriate if Client cannot obtain such copies on its own behalf. Upon request, Client will provide the Advisor with accurate information with respect to the Allocated Assets.

19. Acknowledgments. Client acknowledges that Advisor may receive research services and other benefits in return for maintaing the Allocated Assets in an account with a broker.

20. Non-Assignment. Neither the Client nor the Advisor may assign or otherwise transfer any of its rights or obligations under this Agreement without obtaining prior written consent of the other party.

21. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assignees of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement.

22. Amendment or Modification or Waiver.

(a) Changes to Agreement. This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto.

(b) No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

23. Notices. All notices required or permitted to be given under this Agreement shall be in writing and delivered (a) by hand, (b) by certified mail, postage prepaid, return receipt requested, (c) overnight courier service or (d) by email to: clientrelations@crabel.com, provided that client relations acknowledges receipt by return email or facsimile and provided that the original is promptly transmitted by one of the foregoing methods, properly addressed to the addresses set forth below. All notices shall be deemed received, if delivered by hand, on the date of delivery; if mailed, on the date of receipt appearing on the return receipt card; if sent by courier, on the date recorded by the courier company as having been received by the addressee; if sent by email, on the date of the return email; or, if sent by facsimile, on the date of receipt printed by the facsimile machine when it reports that the transmission is complete.

If to the Advisor:

Crabel Capital Management, LLC

Unit #30

312 East Buffalo Street

Milwaukee, WI 53202

Attention: Client Relations Department

Phone: 414-224-7510

Facsimile: 414-276-2660

Email: clientrelations@crabel.com

and, if to Client:

Kenmar Preferred Investments Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Attention: General Counsel

Facsimile: (914) 307 – 4045

E-mail: legaldept@kenmar.com

with a copy to:

Alston & Bird LLP

90 Park Avenue

New York, New York 10016

Attention: Timothy P. Selby, Esq.

Facsimile: (212) 210-9494

E-mail: timothy.selby@alston.com

24. Governing Law. Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof except Sections 5-1401 and 5-1402 of the New York General Obligation Law.

25. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

26. No Liability of Limited Owners. This Agreement has been made and executed by and on behalf of Series J, and the obligations of Series J and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners, but rather, are binding only upon the assets and property of Series J, and, to the extent provided herein, upon the assets and property of the Managing Owner.

27. Headings. Headings to sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

28. Complete Agreement. Except as otherwise provided herein, this Agreement and the Representation Agreement constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

30. Arbitration, Remedies. Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York or Chicago pursuant to the rules of the NFA or, if the NFA should refuse to accept the matter, the American Arbitration Association.

31. Confidentiality. Client will maintain the confidentiality of the trading decisions made by Advisor for the Client and will not disclose those decisions to other persons.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

CRABEL CAPITAL MANAGEMENT, LLC

By:	/s/ Kathryn Daley
Name:	Kathryn Daley
Title:	Chief Operating Officer

WORLD MONITOR TRUST III- SERIES J

By:	KENMAR PREFERRED INVESTMENTS CORP., its sole Managing Owner

By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman
Title:	Senior Executive Vice President and Chief Operating Officer

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

WORLD MONITOR TRUST III- SERIES J

By:	KENMAR PREFERRED INVESTMENTS CORP.,
its sole Managing Owner

By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman
Title:	Senior Executive Vice President and Chief Operating Officer

Address:	900 King Street, Suite 100
Rye Brook, NY 10573

Telephone Number: 914-307-7000

Email Address: legaldept@kenmar.com

APPENDIX A

CRABEL TWO PLUS PROGRAM

INVESTMENT STRATEGY

Crabel Two Plus Program (1.5x) employs multiple, price-driven, systematic strategies that participate in market trends. Many of the strategies are derived from strategies and technologies from Crabel’s short-term portfolio. The product’s objective is to deliver a high risk-adjusted return with greater alpha relative to the trend-following industry. The average holding period is 5 days with a range of 2 to 55 days. Risk is controlled by dynamic sizing of new trades relative to market volatility, the use of stops and time exits along with a balance of volatility derived from 4 sectors and 3 geographic regions. Crabel Two Plus Program (1.5x) trades global futures, foreign exchange and forward markets.

The initial level of Allocated Assets is $30,000,000 USD.

Trading shall commence on July 1, 2009.

A-1

APPENDIX B

TRADING LIMITATIONS AND POLICIES

Trading Limitations

The Advisor will not: (i) engage in pyramiding its Commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional Commodities positions; (ii) share in any portion of the commodity brokerage fees paid by the Client; or (iii) commingle the Allocated Assets with its own assets, except as permitted by law.

The Advisor will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed to the extent that such rules, regulations and guidelines are applicable to the Advisor.

Trading Policies

Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of The Client, which currently are as follows:

(1) Allocated Assets will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

(2) Stop or limit orders may, in the Advisor’s discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that the clearing broker will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

(4) The Client may occasionally make or accept delivery of a commodity including, without limitation, currencies. The Client also may engage in EFP transactions involving currencies and metals and other commodities.

(5) The Advisor will not initiate open futures or option positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 75% of the Allocated Assets for any one commodity. Under certain market conditions, such as an inability to liquidate open Commodities positions because of daily price fluctuations, the Advisor may be required to commit the Allocated Assets as margin in excess of the foregoing limits.

B-1

APPENDIX C

INFORMATION PROVIDED TO BE USED EXCLUSIVELY AND VERBATIM IN THE

MEMORANDUM OF THE TRUST

Principlals of Advisor

Principals

William Harrison “Toby” Crabel, Crabel’s President, began his study of market analysis in 1975 at Florida Technological University, where he majored in Finance. In November 1980, Mr. Crabel began his career in commodities with Rufenacht, Bromagen & Hertz, a Futures Commission Merchant, in Chicago, Illinois and became an associated person in April of 1983, withdrew as such in May 1984 and was again registered as an associated person in August 1986. In August 1982, Mr. Crabel began offering trading advice to market professionals in newsletter format. In August 1983, he founded Analytic Commodity Trading, Inc., or ACT, and became a principal thereof in January 1984. ACT published a daily (ACT Daily Service) and weekly newsletter (The Active Trader) until October 1986. In February 1987, Mr. Crabel resigned as Chairman and Editor of ACT and founded Toby Crabel & Co., or TCC, a trading and advisory firm that eventually became Toby Crabel, Sole Proprietor. He became a principal and associated person thereof in October 1984 and March 1987, respectively. In 1989, Mr. Crabel wrote the book, Day Trading with Short Term Price Patterns & Opening Range Breakout. From September 1991 until May 1993, Mr. Crabel was a trader and analyst with Niederhoffer Investments, Inc., a trading firm, of New York. In May 1993, Mr. Crabel left Niederhoffer Investments, Inc. to focus on his own business and trading strategies as Toby Crabel & Co. from May 1994 through September 1997. On October 1, 1997, Mr. Crabel changed the name of his business to Crabel Capital Management, LLC.

In addition to the background described above, Mr. Crabel also served as a prop trader, listed principal and/or registered associated person at the companies and during the periods set forth below:

•	Associated person from May 1981 to September 1984 and principal from October 1984 to May 1985 at Rosenthal Collins Group LLC, a Futures Commission Merchant.

•	Associated person from April 1983 to May 1984 and from August 1986 to April 1991 at Rufenacht Bromagen & Hertz Inc, a Futures Commission Merchant.

•	Associated person from May 24, 1984 to May 31, 1984 at Prudential Equity Group LLC, a Futures Commission Merchant.

•	Proprietary Trader from May 1985 to August 1986 with TransMarket Group, LLC.

•	Principal from January 1982 to June 1984 in his personal capacity as William H. Crabel.

•	Associated person from May 1991 to February 1992 at LFG LLC, a Futures Commission Merchant.

•	Associated person and principal from September 2002 and August 2002, respectively, to the present at Hill Crabel Trading LLC, an investment management firm.

•	Associated person from October 2003 to December 2006 and principal from September 2002 to December 2006 at Kennedy Crabel Trading LLC, an investment management firm.

•	Associated person from November 2002 to May 2003 and principal from September 2002 to May 2003 at Crabel Advisory Services Inc., an investment management firm.

•	Principal from November 2002 to June 2003 at Brennan Crabel Trading Inc., an investment management firm.

•	Principal from April 2003 to February 2009 at Brennan Crabel Trading LLC, an investment management firm.

•	Associated person from February 2004 to April 2006 and principal from April 2003 to April 2006 at Buethe Crabel Trading LLC, an investment management firm.

•	Associated person and principal from December 2004 to November 2005 at Crabel USVI LP, an investment management firm.

Kathryn Daley earned a BS in Computer Science from Nicholls State University and an MS in Computer Science at Louisiana State University. From July 1985 through August 1996, Ms. Daley worked as a computer scientist and consultant primarily in the United States defense industry in the Washington, D.C. area. From September 1996 through December 2000, Ms. Daley worked as a technology consultant in the financial industry both through her own consulting firm, Appia Associates, Inc. and in conjunction with Customized Database Solutions, Inc. In January 2001, Ms. Daley started a new consulting firm, Liberty Software Consulting, Inc. where she was also a technology consultant for the financial industry. In August 2001, Ms. Daley began consulting for Crabel and in January 2002 she joined Crabel Capital Management as its Chief Operating Officer. She became a listed principal and registered associated person of Crabel in March 2004.

In addition to the background described above, Ms. Daley also served as a listed principal and/or registered associated person at the companies and during the periods set forth below:

•	Associated person and principal from March 2004 to February 2009 at Brennan Crabel Trading LLC, an investment management firm.

•	Associated person and principal from March 2004 to the present at Hill Crabel Trading LLC, an investment management firm.

•	Associated person and principal from March 2004 to April 2006 at Buethe Crabel Trading LLC, an investment management firm.

•	Associated person and principal from March 2004 to December 2006 at Kennedy Crabel Trading LLC, an investment management firm.

Program Description (See Appendix A)

Markets Traded

Market	Exchange
1. Corn	CBOT
2. E-mini Dow Jones Index	CBOT
3. Five-Year Note	CBOT
4. Soybean Meal	CBOT
5. Soybean Oil	CBOT
6. Soybeans	CBOT
7. Ten-Year Note	CBOT
8. U.S. Bonds	CBOT
9. Wheat	CBOT
10. British Pound	CME
11. Canadian Dollar	CME
12. Euro Currency	CME
13. Euro Dollar	CME
14. E-mini NASDAQ Index	CME
15. E-mini S&P MidCap 400 Index	CME
16. E-mini S&P 500 Index	CME
17. Lean Hogs	CME
18. Live Cattle	CME
19. Japanese Yen	CME
20. Swiss Franc	CME
21. Gold	COMEX
22. High Grade Copper	COMEX
23. Silver	COMEX
24. BOBL	EUREX
25. DAX Index	EUREX
26. DJ Euro STOXX 50 Index	EUREX
27. German Bund	EUREX
28. Schatz	EUREX
29. Australian Dollar	F/X
30. British Pound	F/X
31. Canadian Dollar	F/X
32. Euro Currency	F/X
33. Euro Currency/British Pound	F/X
34. Euro Currency/Japanese Yen	F/X
35. Japanese Yen	F/X

Market	Exchange
36. Swiss Franc	F/X
37. H-Shares Index	HKFE
38. Hang Seng Index	HKFE
39. Cocoa	ICE
40. Coffee	ICE
41. E-mini Russell 2000 Index	ICE
42. Sugar	ICE
43. Brent Crude	IPE
44. Gas Oil	IPE
45. KOSPI 200 Index	KSE
46. Euribor	LIFFE
47. FTSE 100 Index	LIFFE
48. Long Gilt	LIFFE
49. Short Sterling	LIFFE
50. 3 month Aluminum	LME
51. 3 month Zinc	LME
52. Canadian 10Yr Govt Bond	ME
53. CAC-40 Index	MONEP
54. Cotton	NYCE
55. Heating Oil	NYMEX
56. Light Crude Oil	NYMEX
57. Natural Gas	NYMEX
58. RBOB Gasoline	NYMEX
59. Nikkei 225 Index	OSE
60. SPI-200 Index	SFE
61. Nikkei 225 Index	SGX-DT
62. Taiwan Index	SGX-DT
63. Gasoline	TCM
64. Gold	TCM
65. Kerosene	TCM
66. Platinum	TCM
67. Rubber	TCM
68. JGB	TSE
69. TOPIX	TSE

Track Record

Crabel Two Plus Program (1.5x)

Crabel trades its Two Plus Program (1.5x) on behalf of the Trust. Crabel has been trading its Two Plus Program since July 2004 and intends to trade its Two Plus Program (1.5x) for the Trust. The following summary performance information and chart present the pro forma performance results of the Crabel Two Plus Program (1.5x) for the period from July 2004 through March 2009.

Name of Advisor: Crabel Capital Management, LLC

Name of Program: Crabel Two Plus Program (1.5x)

Inception of client account trading by the Advisor: January 1992

Inception of client account trading in the Program: July 1, 2004

Number of open accounts: 8

Aggregate assets overall including “notional” equity: $1,307,500,000

Largest monthly drawdown (of an account): (11.89)% (10/2005)

Largest peak-to-valley drawdown (of an account): (25.58)% (04/2006 to 08/2006)

Monthly Rate of Return	2004(%)	2005(%)	2006(%)	2007(%)	2008(%)	2009(%)
January	—	(8.62)%	7.65%	2.81%	6.85%	6.56%
February	—	0.84%	1.61%	(0.73)%	7.76%	2.94%
March	—	5.77%	7.56%	(3.57)%	3.33%	(5.51)%
April	—	(4.85)%	5.53%	2.37%	(6.04)%
May	—	8.13%	(9.22)%	5.01%	0.67%
June	—	8.48%	(5.64)%	11.56%	6.64%
July	(6.61)%	2.88%	(10.32)%	(1.93)%	(6.36)%
August	(1.12)%	6.59%	(3.12)%	(3.16)%	(4.90)%
September	3.04%	0.11%	1.32%	10.17%	3.07%
October	7.68%	(11.98)%	1.52%	4.86%	17.59%
November	10.28%	10.72%	10.84%	4.37%	2.01%
December	4.95%	(3.91)%	3.16%	7.45%	0.13%
Compound Rate of Return	18.59 (6 months )%	11.96%	8.67%	45.23%	32.30%	3.65 (3 months	% )

The performance record for Crabel Two Plus Program (1.5x) is pro-forma based on the actual trading of Crabel’s Two Plus Program and includes 50% leverage and is net of all fees and expenses.

NOTE TO PRO FORMA PERFORMANCE

PROSPECTIVE INVESTORS MUST BE AWARE THAT PRO FORMA RATES OF RETURN HAVE CERTAIN INHERENT LIMITATIONS: (A) PRO FORMA ADJUSTMENTS ARE ONLY AN APPROXIMATE MEANS OF MODIFYING HISTORICAL RECORDS TO REFLECT ASPECTS OF THE ECONOMIC TERMS OF A NEW COMMODITY ACCOUNT, CONSTITUTE NO MORE THAN ECONOMIC TERMS OF A NEW COMMODITY ACCOUNT, CONSTITUTE NO MORE THAN MATHEMATICAL ADJUSTMENTS TO ACTUAL PERFORMANCE NUMBERS, AND GIVE NO EFFECT WHATSOEVER TO SUCH FACTORS AS POSSIBLE CHANGES IN TRADING APPROACH THAT MIGHT HAVE RESULTED FROM THE DIFFERENT FEE STRUCTURE, INTEREST INCOME, LEVERAGE, AND OTHER FACTORS APPLICABLE TO A NEW COMMODITY ACCOUNT AS COMPARED TO EAGLE’S ACTUAL PROPRIETARY TRADING; AND (B) THERE ARE DIFFERENT MEANS BY WHICH THE PRO FORMA ADJUSTMENTS COULD HAVE BEEN MADE. WHILE EAGLE BELIEVES THAT THE INFORMATION HEREIN IS RELEVANT TO EVALUATING AN INVESTMENT BY A CLIENT, NO REPRESENTATION IS OR COULD BE MADE THAT THE PRO FORMA PERFORMANCE HEREIN PRESENTS WHAT THE RESULTS OF ACTUAL TRADING WOULD HAVE BEEN IN THE PAST OR ARE LIKELY TO BE IN THE FUTURE.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Track Record Statistics

Advisor/ Program	Worst/Best Monthly Rate of Return1/ Month			Worst Peak-to-Valley Drawdown2/Time Period		Assets Under Management In Trust Program[3]	General Strategy Classification
Crabel — Two Plus Program (1.5x)	17.59 (11.89	% )%	10/2008 10/2005	(25.58)%	04/2006 to 08/2006	$354,000,000	Systematic, Technical Broadly Diversified

APPENDIX D

Qualified Eligible Person (“QEP”) Status

“Natural Persons” (i.e., Individuals)

1. Client —

(a) owns securities (excluding interests in issuers with which Client is affiliated) and other investments with an aggregate market value of at least $2 million (Client may also meet this requirement by: (1) having on deposit for its own account with a futures commission merchant, at any time during the preceding six months, $200,000 or more in exchange-specified initial margin and option premiums for futures and other commodity interest positions, or (2) having a portfolio comprised of a proportionate combination of the investments specified above and the margin and premium specified in (1) above — e.g., investments of $1,000,000 and margin and option premiums of $100,000), AND

(b) either —

(i) has a net worth (including home, furnishings and automobiles), or joint net worth with spouse, exceeding $1 million, OR

(ii) has had individual gross income of $200,000 or more in the past two calendar years, or joint gross income with spouse of $300,000 in those years and, in either case, has a reasonable expectation of his individual or joint gross spousal income, respectively, reaching the same level in the current year.

Pension and Profit-Sharing Plans

2. Client meets the portfolio test of (a)(i) above AND is —

(a) An employee benefit plan under ERISA: (A) whose decision to invest in the Account is made by a plan fiduciary (as defined in ERISA §3(21)) that is a registered investment adviser, bank, savings and loan association, or insurance company; or (B) with total assets exceeding $5 million; or (C) that is a self-directed plan, and the decision to invest in the trading program is made by a QEP; or

(b) A plan established and maintained by a state, a political subdivision thereof, or any agency or instrumentality thereof, for the benefit of its employees and with total assets exceeding $5 million.

Individual Retirement Accounts

3. An IRA whose owner is a QEP under (a) above.

Partnerships, Corporations and other Entities

4. Client meets the portfolio test of (a)(i) above AND is—

(a) A commodity pool, trust, insurance company separate account or bank collective trust: (A) with total assets exceeding $5 million, (B) that was not formed for the purpose of investing in the trading program, (C) whose decision to invest in the trading program was directed by a QEP and (D) that has not used more than 10% of the market value of its assets to invest in the trading program and other commodity pools that are exempt under CFTC Rule 4.7. (If the entity does not meet these tests, it may still qualify as a QEP under (h) below.);

(b) A corporation, a partnership, or a Massachusetts or similar business trust, but which is not a commodity pool, that: (A) has total assets exceeding $5 million and (B) was not formed for the specific purpose of investing in the trading program;

(c) An insurance company (as defined in §2(1) of the Securities Act) acting for its own account or for the account of a QEP; an investment company registered under the ICA, or a business development company as defined therein which was not formed for the specific purpose of investing in the trading program; a bank (as defined in §3(a)(2) of the Securities Act) or savings and loan or other institution (as defined in §3(a)(5)(A) of the Securities Act) acting for its own account or that of a QEP; or an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5 million; or

(d) A governmental entity (including the U.S., any state, or a non-U.S. jurisdiction) or political subdivision thereof, or a multinational or supranational entity, or any instrumentality, agency or department of any of the foregoing, if authorized by law to invest in a commodity pool.

Investment Professionals

5. A CFTC-registered commodity pool operator or commodity trading advisor who: (i) has been registered and active as such for two years or (ii) in the case of a CPO operates pools with aggregate assets exceeding $5 million, or in the case of a CTA advises accounts with aggregate assets deposited with futures commission merchants exceeding $5 million.

6. A CFTC-registered futures commission merchant.

7. An SEC-registered broker or dealer.

Entities That Are Wholly-Owned by QEPs

8. An entity in which all the owners or participants are QEPs.

Non-United States Persons

9. An individual who is not a resident of the United States.

10. A corporation, partnership or other entity organized principally for passive investment (such as a commodity pool or investment company) (i) that was not formed for the principal purpose of enabling U.S. Persons to participate in the trading program or in other commodity pools exempt under CFTC Rule 4.7; and (ii) is 90% or more owned by Non-U.S. Persons and U.S. Persons that are QEPs.

11. A corporation, partnership or other entity, other than a passive investment entity as described immediately above, organized under the laws of, and with its principal place of business in, a non-U.S. jurisdiction.

12. A pension plan for the employees, officers or principals of an entity organized and with its principal place of business outside the U.S.

13. An estate or trust whose income is not subject to U.S. income tax, regardless of source.

APPENDIX E

EMPLOYEE BENEFIT PLANS.

A “Benefit Plan Investor” means, as defined in the Pension Protection Act of 2006 (“PPA 2006”), (i) any employee benefit plan subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) (regarding fiduciary responsibility), (ii) any plan to which Section 4975 of the Internal Revenue Code of 1986 (the “Code”) applies (including Individual Retirement Accounts, i.e. IRAs) and (iii) any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. For purposes of (iii) above, an entity’s underlying assets will include plan assets if immediately after the most recent acquisition or disposition of any equity interest in such entity, 25% or more of a class of such entity’s “equity interests” are owned by Benefit Plan Investors and such “equity interests” are not “publicly-offered securities” (as the terms “equity interests” and “publicly-offered securities” are used in Department of Labor (“DOL”) Regulation 29 CFR §2510.3-101 and as subsequently modified by PPA 2006); provided that an entity which is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital shall not be considered a “Benefit Plan Investor.” “Benefit Plan Investors” include, by way of example and not of limitation, corporate pension and profit sharing plans, “simplified employee pension plans,” Keogh plans for self-employed individuals (including partners), individual retirement accounts, and certain bank commingled trust Clients, or insurance company separate accounts, for such plans and accounts. Notwithstanding anything herein to the contrary, whether an entity is a “Benefit Plan Investor” shall be determined under the rules set forth in DOL Regulation 29 CFR §2510.3-101, but only to the extent such regulations are not inconsistent with PPA 2006 and only until such time as the DOL issues new regulations consistent with PPA 2006, at which time, such superseding regulations shall control the determination of Benefit Plan Investor.

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APPENDIX F

ADVISOR’S COMPENSATION EXAMPLE

January:
100,000,000	(i) Trading Level, beginning of January
1,540,000	(ii) Net Realized Profit (Loss)
(403,000)	(iii) Net Change in Unrealized Profit (Loss) 0+(403,000)
1,812	(iv) Interest Earned
(503,000)	(v) Brokerage Commissions and Transaction Expenses

100,635,812
0.1667%	Annual Management Fee ( 1/12 of 2%)

167,726	Management Fee, January due 20th Business Day After January Month End

1,540,000	(i) Net Realized Profit (Loss)
(403,000)	(ii) Net Change in Unrealized Profit (Loss) 0+(403,000)
1,812	(iii) Interest Earned
(167,726)	(iv) Management Fee, January
(503,000)	(v) Brokerage Commissions and Transaction Expenses

468,086	Net Trading Profits, January

February:
100,000,000	(i) Trading Level, beginning of February
3,480,000	(ii) Net Realized Profit (Loss)
809,000	(iii) Net Change in Unrealized Profit (Loss) 403,000+406,000
1,776	(iv) Interest Earned
(657,000)	(v) Brokerage Commissions and Transaction Expenses

103,633,776
0.1667%	Annual Management Fee ( 1/12 of 2%)

172,723	Management Fee, February due 20th Business Day After February Month End

3,480,000	(i) Net Realized Profit (Loss)
809,000	(ii) Net Change in Unrealized Profit (Loss) 403,000+406,000
1,776	(iii) Interest Earned
(172,723)	(iv) Management Fee, February
(657,000)	(v) Brokerage Commissions and Transaction Expenses

3,461,053	Net Trading Profits, February

March:
**Effective March 1, Trading Level reduced to $70 million

30,000,000	Decrease in Trading Level
100,000,000	Former Trading Level

30%	Percent of Reduction in Trading Level
3,929,139	Net Trading Profits (Losses), Quarter-to-date

1,178,742	Portion of Net Trading Profits that Incentive Fees become payable
25%	Incentive Fee Percent

294,685	Incentive Fee due to Trading Level Reduction, payable March 20th

70,000,000	(i) Trading Level, beginning of March
2,480,000	(ii) Net Realized Profit (Loss)
(340,000)	(iii) Net Change in Unrealized Profit (Loss) (406,000)+66,000
1,492	(iv) Interest Earned
(341,000)	(v) Brokerage Commissions and Transaction Expenses

71,800,492
0.1667%	Annual Management Fee ( 1/12 of 2%)

119,667	Management Fee, March due 20th Business Day After March Month End

2,480,000	(i) Net Realized Profit (Loss)
(340,000)	(ii) Net Change in Unrealized Profit (Loss) (406,000)+66,000
1,492	(iii) Interest Earned
(119,667)	(iv) Management Fee, March
(341,000)	(v) Brokerage Commissions and Transaction Expenses

1,680,825	Net Trading Profits, March

468,086	Net Trading Profits, January
3,461,053	Net Trading Profits, February
(1,178,742)	Less: Net Trading Profits attributable to Trading Level Reduction
1,680,825	Net Trading Profits, March

4,431,222	Net Trading Profits, Quarter 1
25%	Incentive Fee Percent

1,107,805	Incentive Fee, due 20th Business Day After March Month End

April:
70,000,000	(i) Trading Level, beginning of April
(3,506,000)	(ii) Net Realized Profit (Loss)
604,000	(iii) Net Change in Unrealized Profit (Loss) (66,000)+670,000
650	(iv) Interest Earned
(280,000)	(v) Brokerage Commissions and Transaction Expenses

66,818,650
0.1667%	Annual Management Fee ( 1/12 of 2%)

111,364	Management Fee, April due 20th Business Day After April Month End

(3,506,000)	(i) Net Realized Profit (Loss)
604,000	(ii) Net Change in Unrealized Profit (Loss) (66,000)+670,000
650	(iii) Interest Earned
(111,364)	(iv) Management Fee, April
(280,000)	(v) Brokerage Commissions and Transaction Expenses

(3,292,714)	Net Trading Profits (Losses), April

May:
70,000,000	(i) Trading Level, beginning of May
85,000	(ii) Net Realized Profit (Loss)
(605,000)	(iii) Net Change in Unrealized Profit (Loss) (670,000)+65,000
45	(iv) Interest Earned
(357,000)	(v) Brokerage Commissions and Transaction Expenses

69,123,045
0.1667%	Annual Management Fee ( 1/12 of 2%)

115,205	Management Fee, May due 20th Business Day After May Month End

85,000	(i) Net Realized Profit (Loss)
(605,000)	(ii) Net Change in Unrealized Profit (Loss) (670,000)+65,000
45	(iii) Interest Earned
(115,205)	(iv) Management Fee, May
(357,000)	(v) Brokerage Commissions and Transaction Expenses

(992,160)	Net Trading Profits (Losses), May

June:
**Effective June 1, Trading Level reduced to $40 million

30,000,000	Decrease in Trading Level
70,000,000	Former Trading Level

43%	Percent of Reduction in Trading Level
(4,284,874)	Net Trading Profits (Losses), Quarter-to-date

(1,836,375)	Reduction of Cumulative New Net Trading Losses

40,000,000	(i) Trading Level, beginning of June
419,000	(ii) Net Realized Profit (Loss)
65,000	(iii) Net Change in Unrealized Profit (Loss) (65,000)+130,000
—	(iv) Interest Earned
(261,000)	(v) Brokerage Commissions and Transaction Expenses

40,223,000
0.1667%	Annual Management Fee ( 1/12 of 2%)

67,038	Management Fee, June due 20th Business Day After June Month End

419,000	(i) Net Realized Profit (Loss)
65,000	(ii) Net Change in Unrealized Profit (Loss) (65,000)+130,000
—	(iii) Interest Earned
(67,038)	(iv) Management Fee, June
(261,000)	(v) Brokerage Commissions and Transaction Expenses

155,962	Net Trading Profits, June

(3,292,714)	Net Trading Profits (Losses), April
(992,160)	Net Trading Profits (Losses), May
1,836,375	Reduction of Cumulative Net Trading Losses attributable to Trading Level Reduction
155,962	Net Trading Profits, June

(2,292,538)	Net Trading Losses, Quarter 2 (will be carried forward to Quarter 3)

No incentive fee is due for Quarter 2 as Account does not have Net Trading Profits.

APPENDIX G

Permitted Counterparties

Crabel Capital Management, LLC

Broker List

as of 6/26/2009

FUTURES	CURRENCIES	EQUITIES
Barclays	Bank of America	Morgan Stanley
Newedge	Deutsche Bank	CSFB
Morgan Stanley	Dresdner	Edge
Credit Suisse	Goldman Sachs	Citigroup
Goldman Sachs	J.P. Morgan/Chase
JP Morgan	Morgan Stanley
EDF Man	Royal Bank of Scotland
HSBC	UBS Warburg
Kyte Trading	FX All
Sempra Metals	Hot Spot
UBS	Lava
Dresdner	Bloomberg
Standard Bank Group	EBS
Citigroup	Standard Charter
D.T. Trading	Citibank
Chicago Futures Group	Standard Bank Group
Delco	BNP Paribas
FIMAT	Newedge
Great Lakes Metals	ABN Amro
HGT Trading	AIG Trading
Hudson River Futures	Bank Julius Baer
ICAP United	Bank of Montreal
Integrity Energy	Barclays
J&J	Canadian Imperial Bank of Commerce
JDK Hughes	Credit Agricole Indosuez
Lawrence/Bonfitto	Credit Suisse
LTL	EDF Man
MC Trading	Fimat
Mercury Trading	HSBC
Mick Energies	Peregrine Financial Group
MK Brokerage	Prudential-Bache
Natural Futures	Royal Bank of Canada
Paragon	Societe Generale
Pell	State Street Bank and Trust Co.
Pico	Toronto-Dominion Securities
Precision Trading	Westpac
Prudential Proprietary Desk	Currenex
PVM
R.J. O’Brien
Rafferty Associates
Refco
Sabin Metals

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FUTURES	CURRENCIES	EQUITIES
Skip Commodity Corp.
TFS
TradePipe Client Services Desk
Vantage
W.P. Trading
William J. O’Reilly Inc.

over 99% of our volume is through highlighted providers

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